UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

January 22, 2019

(Date of Report; Date of Earliest Event Reported)

STEIN MART, INC.

(Exact Name of Registrant as Specified in its Charter)

Florida	0-20052	64-0466198
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1200 Riverplace Blvd., Jacksonville, Florida 32207

(Address of Principal Executive Offices Including Zip Code)

(904) 346-1500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act (§240.12b-2 of this chapter).

Emerging growth company             ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.            ☐

ITEM 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

(e) Effective January 22, 2019, Stein Mart, Inc. (the “Company”) adopted a new Severance Policy (the “Policy”) for Executive Vice Presidents or Senior Vice Presidents of the Company who do not have in effect an individual employment or severance agreement that provides for severance benefits. The Policy was approved by the Compensation Committee (the “Committee”) of the Board on January 21, 2019, and by the full Board of Directors (the “Board”) on January 22, 2019.

Determination of Severance Benefits

In the event a participant experiences a Covered Termination (as defined in the Policy) and complies with the conditions required by the Policy, including the execution of a written release, the Policy provides for a cash severance payment equal to such participant’s base salary for twelve (12) months. The cash severance payment shall be paid in a single lump sum payment within ninety (90) days following the participant’s separation from service date or shall be paid in such amounts during such period (not to exceed the period ending one calendar year after the year in which the separation from service date occurs), as is determined by the Plan Administrator (as defined in the Policy). A participant whose employment is terminated due to cause, death, disability or voluntary resignation without good reason, among other exclusions, shall not be entitled to receive severance benefits. Cause is defined in the Policy to mean an employee’s (a) substantial failure or refusal to perform the duties and responsibilities of his or her job as required by the employer, (b) material violation of any fiduciary duty owed to the Company or its affiliates, (c) conviction of, or entry of a plea of nolo contendere with respect to, a felony (excluding a DUI), (d) conviction of, or entry of a plea of nolo contendere with respect to, a misdemeanor which involves dishonesty, fraud, or morally repugnant behavior, (e) dishonesty, (f) theft, (g) violation of Company rules or policy, or (h) other egregious or morally repugnant conduct that has, or could have, a serious and detrimental impact on the Company, its affiliates, or their employees. The Plan Administrator, in its sole and absolute discretion, shall determine Cause. In addition, the treatment of any equity plan or agreement under which an award of stock options, restricted stock, restricted stock units, performance share units or similar types of awards are governed by their individual plans and rules.

Claims Procedures

Each participant under this Policy may contest any action taken or determination made by the Company, the Board, the Committee or the Plan Administrator that affects the rights of such participant hereunder by completing and filing with the Plan Administrator a written claim in the manner specified by the Plan Administrator no later than one hundred and eighty (180) days following the date the action was taken or determination made. The Plan Administrator will review the claim filed and make a determination thereon. In the event that any claim relating to the administration of severance benefits is denied in whole or in part, the Plan Administrator shall notify in writing the terminated participant whose claim has been so denied of such denial within ninety (90) days after the receipt of the claim for benefits. This period may be extended an additional ninety (90) days if the Plan Administrator determines such extension is necessary and the Plan Administrator provides notice of extension to the claimant prior to the end of the initial ninety (90) day period.

The preceding summary of the material terms of the Policy is not complete and is qualified in its entirety by reference to the full text of the Policy, which is filed herewith as Exhibit 10.1. In the event of any discrepancy between the preceding summary and the text of the Policy, the text of the Policy shall control.

ITEM 9.01 FINANCIAL	STATEMENTS AND EXHIBITS

(d)        Exhibits

10.1	Stein Mart, Inc. Severance Policy effective January 22, 2019

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STEIN MART, INC.
(Registrant)

Date: January 28, 2019	By:	/s/ D. Hunt Hawkins
D. Hunt Hawkins
Chief Executive Officer